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                                                                    Exhibit 10.5


                          SUBORDINATED PROMISSORY NOTE

$59,785,056.00                                                September 10, 1996
New York, New York

      FOR VALUE RECEIVED, RSL Communications, Ltd., a Bermuda corporation ("RSL"), promises to pay to the order of Ronald S. Lauder ("Lauder"), or assigns, on November 10, 2006, at Lauder's New York City offices or at such other place as Lauder may from time to time designate, the principal sum at maturity of $59,785,056 ($35,000,000 initial Accreted Value), together with interest thereon calculated from September 10, 2001, which interest shall be payable at the times and at the rate set forth below in Section 2, and which aggregate amount shall be payable in United States dollars.

      The following terms shall apply to this Note:

      1. Accreted Value. (a) Subject to subparagraphs (b), (c) and (d) below, the "Accreted Value" of this Note, as of any specified date (each a "Specified Date"), shall be as set forth below:

           Semi-Annual                            Accreted
           Accrual Date                             Value
           -------------                          ---------

           March 10, 1997                       $36,925,000
           September 10, 1997                   $38,955,875
           March 10, 1998                       $41,098,448
           September 10, 1998                   $43,358,863
           March 10, 1999                       $45,743,600
           September 10, 1999                   $48,259,498
           March 10, 2000                       $50,913,771
           September 10, 2000                   $53,714,028
           March 10, 2001                       $56,668,300
           September 10, 2001                   $59,785,056

      (b) If the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (i) $35,000,000 and (ii) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less $35,000,000 multiplied by (y) a fraction, the numerator of which is the number of days from the date hereof to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the date hereof to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months.

      (c) If the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (i) the Accreted Value for the Semi-Annual Accrual Date
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immediately preceding such Specified Date and (ii) an amount equal to the product of (x) the Accreted Value for the Semi-Annual Accrual Date immediately following such Specified Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

            (d) If the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $59,785,056.

      2. Interest. This Note is being issued at a substantial discount from its principal amount at maturity and there will not be any payment of interest on this Note prior to September 10, 2001. From and after September 10, 2001, the Accreted Value of this Note and any unpaid interest thereon will bear interest at a rate of 11% per annum, payable semiannually in arrears on each May 10 and November 10, commencing on May 10, 2002.

      3. Payment not on a Business Day. If any payment of the Accreted Value of or accrued interest on this Note shall become due on a Saturday, Sunday or a public holiday under the laws of the State of New York or the United States of America, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

      4. Prepayment. RSL may prepay the Accreted Value of this Note, plus any accrued but unpaid interest thereon, in whole or in part, without premium or penalty at any time subsequent to the sale by RSL of an amount of RSL's equity securities which have an aggregate value of greater than $35 million (an "Equity Offering"); provided, however, that the amount of such prepayment of the Accreted Value of this Note shall not exceed the amount of the net cash proceeds received by RSL in such Equity Offering.

      5. Demand. RSL promises to pay the Accreted Value of this Note, plus any accrued but unpaid interest thereon, to Lauder on demand made at any time subsequent to (i) the Equity Offering, provided that the amount of such payment of the Accreted Value of this Note shall not exceed the amount of such Equity Offering, or (ii) the prepayment of all of the principal amount of the Senior Notes due 2006 (the "Senior Notes"), plus any accrued but unpaid interest thereon, issued by RSL Communications PLC, a United Kingdom corporation and a wholly owned subsidiary of RSL (the "Note Issuer"), and guaranteed by RSL (the "Guaranty").

      6. Costs and Expenses. RSL shall pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Lauder in collecting or enforcing this Note.


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      7. Subordination. (a) Except as otherwise set forth in Sections 4 and 5 hereof, the payment of any and all of the Accreted Value of, interest on and any other amount due in respect of this Note is subordinated and made junior to (i) the Guaranty and (ii) the payment of the principal amount, redemption premium, if any, all interest and any other amounts due on the Senior Notes.

            (b) Except as otherwise set forth in Sections 4 and 5 hereof and subject to subparagraph (c) below, until the Senior Notes shall have been paid in full, RSL shall not make any direct or indirect payment or reduction (whether by way of loan, set-off or otherwise) in respect of the Accreted Value of, interest on or any other amount due in respect of this Note, whether such amounts shall have become payable on maturity, by acceleration or otherwise, if on the date such payment would (but for this Section 7) be payable to Lauder pursuant to this Note (hereinafter referred to as a "Payment Date"), (i) either RSL or the Note Issuer shall have failed to make payments required to be made on or with respect to the Guaranty or all or any portion of the Senior Notes as and when the same became or becomes due and payable and such failures to pay have not been cured or waived, (ii) any Default (as defined in the Indenture pursuant to which the Senior Notes are issued) or event of default shall have occurred and be continuing under the Senior Notes, whether or not the holders of the Senior Notes (the "Senior Lenders") shall, pursuant to such Senior Notes, have declared all or any portion of the Senior Notes due and payable in full on the basis of the occurrence of such default or event of default, or (iii) if such a default or event of default shall not be continuing on any Payment Date, but the Senior Lenders shall, pursuant to the Senior Notes, have declared all or any portion of the Senior Notes due and payable in full on the basis of the occurrence of such default or event of default and such acceleration shall not have been specifically rescinded in writing by the Senior Lenders. Scheduled payments of interest on this Note and the payment of the Accreted Value of this Note which are not otherwise prohibited pursuant to this Section 7 from being made, may be made, but only upon, subject and pursuant to the other terms and provisions set forth in this Note; provided, however, that until the Senior Notes shall have been paid in full, RSL shall not, other than as set forth in Sections 4 and 5 hereof, make any prepayment of the Accreted Value of or interest on this Note.

            (c) In the event of (x) any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment of debt, arrangement, composition, assignment for the benefit of creditors, or other similar proceeding relative to RSL, as such, or its property, or (y) any proceeding for voluntary liquidation, dissolution or other winding up or bankruptcy proceedings relative to RSL, then the Senior Notes shall first be paid in full before any payment or distribution of


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any character, whether in cash, securities, obligations or other property, shall be made in respect of this Note.

      8. Default. (a) The occurrence of any of the following shall constitute an "Event of Default":

            (i) failure to pay the Accreted Value when due, or to pay interest within five business days of any interest payment due date hereunder;

            (ii) the commencement by RSL of any case, proceeding or other action relating to it in bankruptcy or seeking any relief under any bankruptcy, insolvency, or similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; RSL shall apply for a receiver, custodian or trustee for itself or for all or a substantial part of its property; RSL shall make a general assignment for the benefit of its creditors; RSL shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or RSL shall take any action indicating its consent to, approval of, or acquiescence in any of the foregoing;

            (iii) any other commencement of any case, proceeding or other action against RSL in bankruptcy or seeking any relief under any bankruptcy, insolvency, or similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, custodian or trustee for RSL or for all or a substantial part of its property shall be appointed; and in each such case such condition shall continue unstayed and in effect for a period of 90 days; and

            (iv) any default or event of default that has caused the trustee of the Indenture which evidences the Senior Notes or the holders of 25% in aggregate principal amount at maturity of the Senior Notes to declare the Senior Notes to be due and payable prior to the stated maturity of the Senior Notes and such acceleration has not been rescinded or annulled within 30 days of such acceleration.

            (b) RSL shall notify Lauder of the occurrence of any Event of Default promptly after RSL obtains knowledge thereof.

            (c) Subject to Section 7 hereof, upon the occurrence of any Event of Default, the Accreted Value of, interest on and any other amount due in respect of this Note shall automatically and immediately become due and payable.

      9. Waivers. (a) RSL hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest


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in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this Note.

            (b) No delay by Lauder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver or modification of the terms hereof shall be valid unless set forth in writing by Lauder.

      10. Assignability. This Note may be assigned, in whole or in part, at any time or from time to time.

      11. Binding Nature. This Note shall inure to the benefit of and be enforceable by Lauder and his heirs, executors, successors and assigns and shall be binding and enforceable against RSL and its assigns and successors.

      12. Severability. It is the desire and intent of the parties that the provisions of this Note be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Note would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

      13. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Any action or proceedings to enforce or arising out of this Note may be commenced in any court of the State of New York or in the United States District Court for the Southern District of New York. RSL agrees that venue will be proper in such courts in any such matters, and agrees that New York is the most convenient forum for litigation in any suit, action or legal proceeding. RSL agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.


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      IN WITNESS WHEREOF, RSL has executed this Note as of the date first above written.

                                            RSL COMMUNICATIONS, LTD.

                                            By: /s/ Itzhak Fisher
                                                -------------------------------
                                                Name: Itzhak Fisher
                                                Title: President


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